Exhibit 99.1

OneSpaWorld Completes Previously Announced Leadership Transition

Glenn Fusfield, Chief Executive Officer, Retires Following 20-year Career, as Planned

Leonard Fluxman to Serve as Chief Executive Officer Once Again

Expanded Leadership Team Positions Company to Capitalize on Leadership Position at Sea with Addition of Susan Bonner as
Chief Commercial Officer

Nassau, Bahamas, March 31, 2021 – OneSpaWorld Holdings Limited (NASDAQ: OSW) (“OneSpaWorld,” or the “Company”), the pre-eminent global provider of health and wellness services and products on board cruise ships and in destination resorts around the world, announced that its previously announced leadership transitions will take effect today, March, 31, 2021.

Glenn Fusfield, Chief Executive Officer and member of the Board of Directors, will retire today after 20 years of service.  Glenn will continue to serve as an independent member of the Board of Directors, and Leonard Fluxman, Executive Chairman and previous Chief Executive Officer of the Company from 2001 through 2018, will assume the title of Chief Executive Officer once again.

As announced on September 16, 2020, Susan Bonner commenced her employment as Chief Commercial Officer of the Company on October 13, 2020. In her position, Ms. Bonner is part of the executive leadership team and has global responsibility for overseeing the successful direction, planning and execution of all aspects of OneSpaWorld’s revenue and operating initiatives to further accelerate the Company’s growth plan.

Marc Magliacano, OneSpaWorld Board member and Managing Partner of L Catterton, commented: “Today marks the completion of the CEO transition we announced last September, and I want to personally thank Glenn for his significant contributions over the past 20 years at OneSpaWorld.  We are delighted to have Leonard reassume the position of Chief Executive Officer, a role he held with the Company for 17 years.  We believe that Leonard’s continuing leadership as Executive Chairman and Chief Executive Officer, combined with the talents of our expansive management team that now includes Susan Bonner as Chief Commercial officer, positions the Company to maximize the power of its vast operating platform and leadership position in the operation of health and wellness centers on board cruise ships, to take OneSpaWorld to new heights as operations resume.”

Leonard Fluxman, Executive Chairman and Chief Executive Officer, commented: “Glenn is a long-time partner and I am grateful for his expertise and contributions to the success of our Company.  I will miss working alongside him and look forward to benefiting from his insights as a member of the Board.”

Glenn Fusfield commented: “The past 20 years have been extremely rewarding for me, and I am honored to have worked with an incredible team.  Together we have achieved and exceeded many goals, including securing more than 90% market share in the operation of health and wellness centers on board cruise ships by delivering exceptional performance and innovation in service for our cruise line and destination resort partners and their customers.  I leave with tremendous satisfaction in all that we have accomplished and I am pleased to be able to continue to contribute as a member of the Board of Directors.  I remain confident that the best years lie ahead for OneSpaWorld.”

About OneSpaWorld

OneSpaWorld is one of the largest health and wellness services companies in the world. OneSpaWorld’s distinguished spas offer guests a comprehensive suite of premium health, wellness, fitness and beauty services, treatments, and products, currently onboard 166 cruise ships and at 52 destination resorts around the world. OneSpaWorld holds a leading market position within the international leisure market built upon its exceptional service standards, expansive global recruitment, training and logistics platforms, and a history of service and product innovation that has enhanced its guests’ personal care experiences while vacationing for over 50 years.

On March 19, 2019, OneSpaWorld completed a series of mergers pursuant to which OSW Predecessor, comprised of direct and indirect subsidiaries of Steiner Leisure Ltd., and Haymaker Acquisition Corp. (“Haymaker”), a special purpose acquisition company, each became indirect wholly owned subsidiaries of OneSpaWorld. Haymaker is the acquirer and OSW Predecessor the predecessor, whose historical results have become the historical results of OneSpaWorld.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of the Company may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company, including projected financial information (which is not audited or reviewed by the Company’s auditors), and the future plans, operations and opportunities for the Company and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on our business and our results of operation and liquidity for the foreseeable future; the demand for the Company’s services together with the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which the Company operates; changes in consumer preferences or the market for the Company’s services; changes in applicable laws or regulations; the availability or competition for opportunities for expansion of the Company’s business; difficulties of managing growth profitably; the loss of one or more members of the Company’s management team; loss of a major customer and other risks and uncertainties included from time to time in the Company’s reports (including all amendments to those reports) filed with the SEC. The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Contact:

ICR:

Investors:

Allison Malkin, 203-682-8225

allison.malkin@icrinc.com

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